          EXHIBIT 99.2

     Joint Filer Information

Pursuant to General Instruction 4(b)(v) to Form 4, the following additional reporting persons (the "Filing Persons") are covered by this joint filing:

Habib Kairouz
Rho Capital Partners, Inc.
Rho Capital Partners Verwaltungs GmbH
Rho Management Trust I
Rho Management Ventures IV, LLC
Rho Ventures IV GmbH & Co. Beteiligungs KG
Rho Ventures IV, L.P.
Rho Ventures IV (QP), L.P.
Joshua Ruch

The address for each Filing Person is:

c/o Rho Capital Partners, Inc.
152 West 57th Street, 23rd Floor
New York, NY  10019